UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2004

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28229	33-0675808

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts (Address of Principal Executive Offices)	01748 (Zip Code)

(508) 435-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Forum 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 14, 2004, Caliper Life Sciences, Inc., a Delaware corporation (“Caliper”), announced the appointment of Mr. Thomas T. Higgins, 54, to the position of Executive Vice President and Chief Financial Officer. This appointment will become effective when Mr. Higgins commences his employment by Caliper, which is expected to occur in early January, 2005.

Mr. Higgins currently serves as Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. (“Vitex”) (Nasdaq: VITX), a biotechnology company developing novel anti-infective technologies. In that position, Mr. Higgins is responsible for finance and accounting, fund raising, investor relations, and research and development support activities. He was also responsible for Vitex’ New York-based plasma manufacturing business until its divestiture in 2001.

Prior to joining Vitex in 1998, Mr. Higgins was with Cabot Corporation, a global specialty chemicals company, from 1985 where he held various operations and finance positions during his tenure. In his last position he served as President of Distrigas of Massachusetts Corporation, a former subsidiary of the Cabot Corporation, and prior to that was responsible for Cabot’s Asia Pacific carbon black operations. He also served in other senior management roles for Cabot’s Asia business. Before Cabot, Mr. Higgins was with PricewaterhouseCoopers. Mr. Higgins holds a B.B.A with honors from Boston University.

Mr. Higgins’ employment with Caliper will be at-will, and the terms of his offer letter provide for an annual salary of $260,000, maximum annual bonus of 35% of base salary, the grant of a stock option to purchase 100,000 shares of Caliper common stock, the grant of 50,000 restricted stock units, as well as other customary benefits and terms. Mr. Higgins’ stock option and restricted stock units will vest over a four-year period, with 25% of the shares vesting one year from his start date, and thereafter the shares shall vest quarterly at a rate of 1/16th of the shares at the end of each quarter over the remaining three years.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caliper Life Sciences, Inc.

Date: December 14, 2004	By: /s/ Peter F. McAree
Peter F. McAree Principal Financial Officer